Exhibit 21.1

STONE ENERGY CORPORATION

SUBSIDIARIES AS OF DECEMBER 31, 2011

Stone Energy Offshore, L.L.C., a Delaware limited liability company

Stone Energy, L.L.C., a Delaware limited liability company

Caillou Boca Gathering, LLC, a Delaware limited liability company